FOR IMMEDIATE RELEASE

PLEXUS ANNOUNCES CFO SUCCESSOR

F. Gordon Bitter to Retire as CFO; Ginger M. Jones Named Successor

NEENAH, WI, May 14, 2007 — Plexus Corp. (NASDAQ: PLXS) today announced that F. Gordon Bitter, 64, will retire from his role as Senior Vice President and Chief Financial Officer in 2007. The Plexus Corp. Board of Directors has named Ginger M. Jones, 42, Vice President-Finance, as his successor.

Dean Foate, Chief Executive Officer of Plexus, commented, “Gordon has been instrumental in supporting Plexus’ 18% annual compound revenue growth and return to profitability during the past 5 years. His passion for the balance sheet is legendary at Plexus and unparalleled in the industry.”

“We are excited to have Ginger join the senior management team at Plexus,” continued Foate. “Her financial experience with global supply chain services will be critical as we begin the next phase of the Company’s development. We look forward to introducing Ginger to the investment community at our upcoming Investor Day on June 7th in Neenah, Wisconsin.”

Foate concluded, “We are anticipating a seamless transition over the coming months.”

Ms. Jones joined Plexus in April 2007 after serving as Vice President, Corporate Controller for five years at Banta Corporation. In this role she was responsible for financial planning and analysis, financial consolidation and reporting, SEC filings, the Treasury function and other senior financial and accounting responsibilities. Prior to joining Banta, Ms. Jones was Director of Finance for the Drive Logic division of CCC Information Services, Chief Financial Officer for Choice Parts, LLC and held other accounting and financial positions with Reynolds and Reynolds, O-Cedar Brands, Inc. and Deloitte & Touche.

Ms. Jones earned a Bachelor of Science Degree in Accounting at the University of Utah and a Master’s in Business Administration from Ohio State University. She is a Certified Public Accountant.

For further information, please contact:
Kristian Talvitie, Vice President – Marketing, Branding and Communications
920-969-6160 or kristian.talvitie@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.

The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality. Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.

# # #